Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Twilio Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Twilio Inc. and SendGrid, Inc., which is part of the Registration Statement, of our written opinion, dated October 15, 2018 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of SendGrid’s Financial Advisor, Morgan Stanley & Co. LLC,” “Risk Factors—Risk Factors Related to the Merger,” “The Merger Agreement—Representations and Warranties,” “The Merger—Background of the Merger,” “The Merger—Certain Unaudited Prospective Financial Information Prepared by SendGrid Management,” “The Merger — Certain Unaudited Prospective Financial Information Prepared by Twilio Management,” “The Merger— SendGrid’s Reasons for the Merger; Recommendation of the Merger by the SendGrid Board” and “The Merger—Opinion of SendGrid’s Financial Advisor, Morgan Stanley & Co. LLC.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Owen O’Keeffe
Owen O’Keeffe
Managing Director

San Francisco, California

November 21, 2018